EXHIBIT 10.4

CUBIC CORPORATION

2005 DEFERRED COMPENSATION PLAN

EFFECTIVE JANUARY 1, 2005

i

1.21	“Employers”	4

1.22	“ERISA”	4

1.23	“Fiscal Year”	4

1.24	“Inactive Participant”	4

1.25	“In-Service Distribution”	4

1.26	“Key Employee”	4

1.27	“Participant”	4

1.28	“Plan”	4

1.29	“Plan Agreement”	4

1.30	“Plan Year”	4

1.31	“Re-Deferral Election”	4

1.32	“Separation from Service”	4

1.33	“Termination Benefit”	5

1.34	“Unforeseeable Financial Emergency”	5

ARTICLE 2 Eligibility, Selection, Enrollment		5

2.1	Selection by Committee	5

2.2	Enrollment Requirements	5

2.3	Termination of Participation and/or Deferrals	5

ARTICLE 3 Deferral Elections/Crediting of Interest		6

3.1	Deferred Compensation.	6

3.2	Election to Defer Compensation	6

3.3	Time and Form of Payment	7

3.4	Withholding of Deferral Amounts	7

3.5	Interest	8

3.6	FICA and Other Taxes	8

3.7	Vesting	8

ARTICLE 4 In-Service Distribution; Unforeseeable Financial Emergencies		8

4.1	In-Service Distribution	8

4.2	Withdrawal Payout/Suspensions for Unforeseeable Financial Emergencies	9

ARTICLE 5 Termination Benefit		9

5.1	Termination Benefits	9

5.2	Payment of Termination Benefit	9

ARTICLE 6 Death Benefit		10

6.1	Death Prior to Distribution of Account Balance	10

ARTICLE 7 Disability		10

7.1	General	10

ARTICLE 8 Beneficiary Designation		10

8.1	Beneficiary	10

8.2	Beneficiary Designation; Change; Spousal Consent	10

8.3	Acknowledgement	11

8.4	No Beneficiary Designation	11

8.5	Doubt as to Beneficiary	11

8.6	Discharge of Obligations	11

ARTICLE 9 Termination, Amendment, or Modification		11

9.1	Termination	11

9.2	Amendment	11

9.3	Effect of Payment	11

ARTICLE 10 Administration		12

10.1	Committee Duties	12

10.2	Agents	12

10.3	Binding Effect of Decisions	12

10.4	Indemnity of Committee	12

10.5	Employer Information	12

ARTICLE 11 Claims Procedure		12

11.1	Presentation of Claim	12

11.2	Notification of Decision	13

11.3	Requests for a Review of a Denied Claim	13

11.4	Decision on Review	14

11.5	Rules and Procedures	15

11.6	Exhaustion of Remedies	15

11.7	Optional Arbitration	15

ARTICLE 12 Miscellaneous		17

12.1	Unsecured General Creditor	17

12.2	Employer’s Liability	17

12.3	Non-Assignability	17

12.4	Coordination with Other Benefits	17

12.5	Not a Contract of Employment	17

12.6	Furnishing Information	17

12.7	Terms	17

12.8	Captions	18

12.9	Governing Law	18

12.10	Notice	18

12.11	Successors	18

12.12	Spouse’s Interest	18

12.13	Validity	18

12.14	Incompetent	18

12.15	Court Order	19

12.16	Effect on Employee Benefits	19

12.17	Legal Fees to Enforce Rights Upon a Change in Control	19

12.18	Code Section 409A	19

PURPOSE

The purpose of this Plan is to provide specified benefits to a select group of management or highly compensated employees, or independent directors, who contribute materially to the continued growth, development and future business success of Cubic Corporation, a Delaware corporation, and its subsidiaries, if any. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA, and is intended to comply, in form and operation, with the requirements of Code Section 409A so as to avoid the inclusion of deferred compensation in the gross income of participants until actual receipt. In the event of any inconsistency between the provisions of the Plan and the requirements of Code Section 409A, as interpreted by the Treasury Department and the Internal Revenue Service in guidance issued thereunder, the provisions of the Plan shall be applied in a manner consistent with the requirements of Section 409A.

In order to transition to the requirements of Code Section 409A and related Treasury Regulations, the Committee may make available to Participants certain transition relief provided under Treasury guidance as described more fully in Appendix A of this Plan.

This Plan has been adopted by the Board of Directors of Cubic Corporation effective January 1, 2005, as a successor to the Cubic Corporation Restated Deferred Compensation Plan for Designated Directors, Officers and Key Employees (the “Prior Plan”). The provisions of the Prior Plan shall continue to apply to the deferred compensation account balances earned and vested under the Prior Plan as of December 31, 2004, and subsequent earnings thereon, to the extent such amounts are not subject to Section 409A. The provisions of this Plan shall supersede the provisions of the Prior Plan with respect to amounts deferred after December 31, 2004, that are subject to Section 409A.

ARTICLE 1

Definitions

For purposes hereof, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1           “Account Balance” shall mean, with respect to a Participant, the balance of his or her Deferral Account. This account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to or in respect of a Participant pursuant to the Plan.

1.2           “Annual Deferral Amount” shall mean that portion of a Participant’s Base Annual Salary or Bonus that a Participant elects to have, and is, deferred in accordance with Article 3 for any one Plan Year or Fiscal Year, as applicable. An Annual Deferral Amount shall also mean that portion of a Participant’s Bonus payable with respect to more than one Fiscal Year which a Participant elects to have, and is, deferred under the Plan.

1.3           “Annual Installment Method” shall mean the payment of a Participant’s benefit in annual installments to be paid, if so elected by a Participant, as follows:  (i) during the calendar year in which payment begins, such payment shall equal (a) the Account Balance as of the

Termination Date; divided by (b) the total number of installment payments to be made; and (ii) during the benefit payment period, the amount of each installment to be paid during each calendar year thereafter shall be recalculated, and shall be equal to (a) the remaining amount payable to the Participant as of such January 1; divided by (b) the number of installment payments to be made in or after such subsequent calendar year. The first such installment shall be made as of the Termination Date and subsequent installments shall be made on the 15th of the first January following the Termination Date and subsequent installments shall be made on the 15th of each subsequent January of each subsequent calendar year. The final installment payment shall be equal to the remaining amount payable to the Participant. In no event shall the amount of any installment payment exceed the remaining amount payable to the Participant.

1.4           “Base Annual Salary” shall mean the annual compensation (excluding bonuses, commissions, overtime, incentive payments, non-monetary awards, stock options and grants, restricted stock, severance or termination payments, foreign service payments, payments for consulting services, and such other unusual or extraordinary payments as the Committee may determine) paid to a Participant for services rendered to any Employer, before reduction for compensation deferred pursuant to all tax-qualified, non-qualified and Code Section 125 plans (other than compensation deferred under individual employment contracts) of any Employer. The Committee may, in its discretion, with respect to any one or more Participants establish for any Plan Year a limit on the amount of Base Annual Salary to be taken into account under this Plan.

1.5           “Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 8, that are entitled to receive benefits under the Plan upon death of a Participant.

1.6           “Beneficiary Designation Form” shall mean the form established from time to time by the Committee that a Participant completes, signs, and returns to the Committee to designate one or more Beneficiaries.

1.7           “Board” shall mean the Board of Directors of the Company.

1.8           “Bonus” shall mean any compensation, in addition to Base Annual Salary, paid in respect of one or more Fiscal Years to a Participant as an Employee under the Company’s Bonus Plan, or any other incentive plan of the Company. The Committee may, in its discretion, with respect to any one or more Participants establish for any Fiscal Year or Years a limit on the amount of Bonus to be taken into account under this Plan.

1.9           “Change in Control” shall mean a change in ownership or control of the Company effected through any of the following transactions:  (i) a merger, consolidation or other reorganization approved by the Company’s stockholders, UNLESS securities representing fifty percent (50%) or more of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction; (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets in complete liquidation or dissolution of the Company; or (iii) the acquisition, directly or indirectly by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended from time to time), of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities.

1.10         “Claimant” shall have the meaning set forth in Section 11.1.

1.11         “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.12         “Committee” shall mean the administrative committee appointed to manage and administer the Plan in accordance with its provisions pursuant to Article 10.

1.13         “Company” shall mean Cubic Corporation, a Delaware corporation.

1.14         “Compensation” refers to Base Annual Salary and Bonus, as may be designated by the Committee.

1.15         “Deferral Account” shall mean the sum of (a) a Participant’s Deferral Amount, plus (b) interest credited in accordance with Section 3.5, net of all distributions from such Account. This account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to the Plan.

1.16         “Deferral Amount” shall mean the sum of all of a Participant’s Annual Deferral Amounts.

1.17         “Disability” shall mean a Participant is (1) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (2) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer.

1.18         “Distribution Date” shall mean the date or dates on which Compensation being deferred will be distributed, as selected by the Participant on the Election Form. The term Distribution Date does not include other dates on which amounts may be distributed to a Participant under the Plan such as upon Disability, death, Unforeseeable Financial Emergency, or Separation from Service.

1.19         “Election Form” shall mean the form established from time to time by the Committee that a Participant completes, signs, and returns to the Committee to make an election under the Plan.

1.20         “Employee” refers to any employee, within the meaning of Section 3121(d) of the Code, who is highly compensated, has the title of Vice President, President or Chief Executive Officer, or is otherwise a member of management, selected by the Committee to participate in this Plan. The Committee shall determine whether an employee is to be considered highly compensated, applying a definition with a dollar threshold at least as high as that set under Section 414(q) of the Code from time to time with respect to qualified plans.

1.21         “Employers” shall mean the Company and/or any of its subsidiaries that have been selected by the Board to participate in the Plan.

1.22         “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.23         “Fiscal Year” shall mean the Employer’s tax year, which is currently the 12-month period ending on September 30.

1.24         “Inactive Participant” shall mean any Participant who has elected to defer Compensation under the Plan during a previous Plan Year but who does not defer any Compensation payable during the current Plan Year.

1.25         “In-Service Distribution” shall mean the payout set forth in Section 4.1.

1.26         “Key Employee” shall mean an employee as defined in Code Section 416(i) without regard to paragraph (5) thereof.

1.27         “Participant” shall mean any Employee (a) who is selected to participate in the Plan, (b) who elects to participate in the Plan, (c) who signs a Plan Agreement and an Election Form, (d) whose signed Plan Agreement and Election Form are accepted by the Committee, (e) who commences participation in the Plan, and (f) whose Plan Agreement has not terminated.

1.28         “Plan” shall mean the Company’s 2005 Deferred Compensation Plan which shall be evidenced by this instrument and, with respect to each Participant, by his or her Plan Agreement, as each may be amended from time to time.

1.29         “Plan Agreement” shall mean a written agreement, as may be amended from time to time, which is entered into by and between one or more Employers and a Participant. Each Plan Agreement executed by a Participant shall provide for the entire benefit to which such Participant is entitled under the Plan, and shall specify the Employer or Employers liable for the Participant’s benefits hereunder and the magnitude or extent of such liability. The Plan Agreement bearing the latest date of acceptance by the Committee shall govern such entitlement and each Employer’s liability. Upon the complete payment of a Participant’s Account Balance, each individual’s Plan Agreement and his or her status as a Participant shall terminate.

1.30         “Plan Year” shall be the calendar year, starting with 2005.

1.31         “Re-Deferral Election” shall mean a Participant’s irrevocable election to extend a Distribution Date.

1.32         “Separation from Service” means a termination of employment or service that constitutes a  “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i). A Separation from Service shall not occur merely by reason of the transfer of employment of a

Participant from an Employer to any entity directly or indirectly controlled by or under common control with the Company and which is not an Employer, unless otherwise provided under Section 409A. A Participant will not be considered to have a termination of employment while the individual is on a military leave, sick leave, or other bona fide leave of absence if the period of the leave does not exceed six months or, if longer, so long as the individual’s right to reemployment with the Employer is provided either by statute or by contract.

1.33         “Termination Benefit” shall mean the benefit set forth in Article 7.

1.34         “Unforeseeable Financial Emergency” shall mean an “unforeseeable emergency” within the meaning of Section 409A(2)(B)(ii) of the Code, including a severe financial hardship to the Participant resulting from illness or accident of the Participant, the Participant’s spouse or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty or other similar extraordinary unforeseeable circumstances arising as a result of events beyond the control of the Participant. Further, to qualify for distribution on account of an “Unforeseeable Emergency,” the amounts distributed with respect to the unforeseeable emergency cannot exceed the amounts necessary to satisfy the emergency and pay taxes reasonably anticipated as a result of the distribution. The amount needed is determined after taking into account amounts that would be received by the Participant through reimbursement or compensation by insurance or otherwise, or that could be obtained, without severe financial hardship, through the liquidation of the Participant’s assets.

ARTICLE 2

Eligibility, Selection, Enrollment

2.1           Selection by Committee. Participation in the Plan shall be limited to employees of an Employer who are part of a select group of management or highly compensated employees, and non-employee members of the Board of Directors of the Company. From the foregoing, the Committee shall select, in its sole and absolute discretion, individuals eligible to participate in the Plan.

2.2           Enrollment Requirements. As a condition to participation, each selected individual shall complete, execute, and return to the Committee a Plan Agreement and an Election Form. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines in its sole and absolute discretion are necessary.

2.3           Termination of Participation and/or Deferrals. If the Committee determines in its sole discretion that a Participant no longer meets the requirement of Section 2.1 hereof, the Committee shall prevent the Participant from making future deferral elections.

ARTICLE 3

Deferral Elections/Crediting of Interest

3.1           Deferred Compensation.

(a)           Minimum. For each Plan Year or Fiscal Year, as applicable, a Participant may elect to defer Compensation paid in respect of such year the following minimum amounts for each deferral elected:

Deferral	Minimum Amount

Base Annual Salary	1% per Plan Year

Annual Bonus	5% per Fiscal Year

If no election is made, the amount deferred shall be zero.

(b)           Short Plan Year. If a Participant first becomes a Participant after the first day of a Plan Year, the minimum Base Annual Salary shall be an amount equal to the minimum set forth above, multiplied by a fraction, the numerator of which is the number of complete months remaining in the Plan Year and the denominator of which is 12.

(c)           Maximum. For each Plan Year or Fiscal Year, as applicable, a Participant may elect to defer Base Annual Salary and/or Bonus up to the following maximum amounts:

Deferral	Maximum Amount

Base Annual Salary	90% per Plan Year

Bonus	100% per Fiscal Year

3.2           Election to Defer Compensation.

(a)           General. An individual selected to participate must deliver to the Committee a completed and signed Election Form, which Election Form must be accepted by the Committee, for a valid election to exist. Except as otherwise provided under this Section 3.2, an election to defer Compensation must be made and accepted (i) no later than the close of the Plan Year preceding the Plan Year in which any of the services for which the Compensation would be paid are performed, or (ii) within 30 days after the date the Participant first becomes eligible to participate in this Plan (and any other plan that would be aggregated with the Plan to the extent required under Section 409A), with respect to services to be performed subsequent to the election.

(b)           Special Rule for First Year of Eligibility. For purposes of Section 3.2(a) above, and to the extent permitted under Section 409A, if a deferral election is made with respect to a Bonus during the first year of eligibility, but after the beginning of the service period with respect to which the Bonus is payable, the election is deemed to apply to compensation paid for services performed subsequent to the election if the election applies to a portion of the Bonus that is no greater than the total amount of the Bonus for the performance period multiplied by the ratio of the number of days remaining in the performance period after the election over the total number of days in the performance period.

(c)           Special Rule for Fiscal Year Compensation. To the extent permitted under Section 409A, the Committee may permit a Participant to defer a Bonus based on service to be performed during one or more consecutive Fiscal Years by making an election no later than the close of the Fiscal Year preceding the first Fiscal Year in which the services for which the Bonus is payable are to be performed, provided that no portion of the Bonus is paid or payable during the Fiscal Year(s) in which the services are to be performed.

(d)           Special Rule for Performance-Based Compensation. The Committee may permit a Participant to make an initial election to defer a Bonus based on a performance period of one or more Fiscal Years, provided that the Participant has performed services continuously from the date the performance criteria were established through the date of the election, on any date that is at least six months prior to the end of the performance period and before the Bonus has become both substantially certain to be paid and readily ascertainable. This Section 3.2(e) shall apply only to the extent the Bonus qualifies as “performance-based compensation” within the meaning of Section 409A(a)(4)(B)(iii) of the Code and as otherwise permitted under Section 409A.

(e)           Subsequent Elections. For each service period (that is, a Plan Year or one or more consecutive Fiscal Years with respect to which a Bonus is payable), a new Election Form must be delivered to the Committee in accordance with its rules and procedures and the requirements of this Section 3.2. If no Election Form is timely delivered for a service period, no Annual Deferral Amount shall be withheld for that service period. Notwithstanding the foregoing, the Committee may provide that deferral elections shall remain in effect with respect to subsequent service periods until changed or revoked, provided that the elections become irrevocable with respect to compensation for service performed in a service period as of the last day on which the Participant would be required to make a deferral election for that service period.

3.3           Time and Form of Payment. At the time of each election to defer an Annual Deferral Amount, the Committee may permit the Participant to elect the time and form of payment of the Annual Deferral Amount in accordance with the provisions of Section 4.1, with respect to In-Service Distributions, and in accordance with such other rules and procedures as the Committee may prescribe consistent with the requirements of Section 409A of the Code with respect to a payment method for Termination Benefits. The Committee may permit the Participant to change an election of a payment method for Termination Benefits by submitting a new Election Form to the Committee, provided that any such Election Form is submitted at least 12 months prior to the scheduled payment date and is not effective for 12 months, and the first payment with respect to which the election is made is deferred for a period of not less than five years from the earliest date such payment would otherwise have been made or commenced if payable in installments (unless payment is on account of death, Disability or Unforeseeable Financial Emergency), subject to compliance with Code Section 409A.

3.4           Withholding of Deferral Amounts. For each Plan Year, the Base Annual Salary portion of the Annual Deferral Amount shall be withheld each payroll period in equal amounts or percentages from the Participant’s Base Annual Salary. The Bonus portion of the Annual Deferral Amount shall be withheld at the time the Bonus is or otherwise would be paid to the Participant. The Annual Deferral Amount shall be credited to the Participant’s Deferral Account. A Participant shall at all times have a fully vested and non-forfeitable interest in his or her Deferral Account.

3.5           Interest. The Committee shall credit the Account Balances monthly with an interest rate of return equal to the “Prompt Payment Act” interest rate set by the Secretary of the Treasury semi-annually on January 1st and July 1st, divided by 12. The crediting of interest shall be for bookkeeping purposes only, and the Company shall not be obligated actually to invest any money credited to the Account Balances.

3.6           FICA and Other Taxes. For each Plan Year in which an Annual Deferral Amount is being withheld, the Participant’s Employer(s) shall ratably withhold from that portion of the Participant’s Base Annual Salary and/or Bonus that is not being deferred, the Participant’s share of FICA taxes on deferred amounts and any other taxes which may be required or appropriate. If necessary, but only to the extent permitted under Code Section 409A, the Committee shall reduce the Annual Deferral Amount in order to comply with this Section 3.6.

3.7           Vesting. A Participant shall at all times be one hundred percent (100%) vested in his or her Deferral Account and Annual Deferral Amount.

ARTICLE 4

In-Service Distribution; Unforeseeable Financial Emergencies

4.1           In-Service Distribution. At the time of each election to defer an Annual Deferral Amount, the Committee may permit a Participant to elect to receive a future “In-Service Distribution” from the Plan with respect to that Annual Deferral Amount in a lump sum payment or pursuant to an Annual Installment Method over a period up to five years, as early as five years but no later than ten years, after the year of deferral (as described below), with the portion of the In-Service Distribution payment which is yet to be distributed being credited with interest as set forth in Section 3.5. The In-Service Distribution shall be an amount that is equal to the Annual Deferral Amount plus interest credited on such amount under Section 3.5. Subject to the other terms and provisions of this Plan, each In-Service Distribution elected shall be paid or commence as soon as practicable after January 1st of the first calendar year elected by the Participant that occurs at least five years and no more than ten years after the end of the Plan Year or latest Fiscal Year in the service period for which an Annual Deferral Amount would otherwise have been paid. Subject to compliance with Code Section 409A, the Committee may permit a Participant to change this election to commence distribution on an allowable alternative Distribution Date by submitting a new Election Form to the Committee, provided that any such Election Form is submitted at least 12 months prior to the scheduled Distribution Date and is not effective for 12 months, and the commencement of the distribution with respect to which the election is made is deferred for a period of not less than five years from the Distribution Date such payment would otherwise have been made or commenced if payable in installments (unless payment is on account of death, Disability or Unforeseeable Financial Emergency). Notwithstanding the foregoing, but subject to compliance with Code Section 409A, should an event occur that triggers a benefit under Articles 5, 6 or 7, any Annual Deferral Amount, plus interest credited on such amount under Section 3.5, that is subject to an In-Service Distribution election under this Section 4.1 shall not be paid in accordance with this Section 4.1, but shall be paid in accordance with the other applicable Article of this Plan.

4.2           Withdrawal Payout/Suspensions for Unforeseeable Financial Emergencies. If the Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Committee to receive partial or full payout from the Plan. The payout shall not exceed the lesser of the Participant’s Account Balance, calculated as if such Participant were receiving a Termination Benefit, or the amount reasonably needed to satisfy the Unforeseeable Financial Emergency as determined under Section 1.34. Subject to the approval of the Committee in its sole and absolute discretion, and compliance with Code Section 409A, the payout shall be made in a lump sum no later than 60 days following the date of approval. In addition, if the Committee approves the payout, the Participant’s outstanding deferral election under the Plan  shall be cancelled. The Committee may also permit a cancellation of a deferral election due to a hardship distribution from the Company’s 401(k) plan to the extent permitted under Section 409A. The Participant’s ability to make a deferral election following a cancellation of a deferral election under this Section 4.2 shall be subject to the provisions governing initial deferral elections under Section 3.2.

ARTICLE 5

Termination Benefit

5.1           Termination Benefits. Upon a Participant’s Separation from Service, the Participant shall receive a Termination Benefit equal to the Participant’s Account Balance, credited with interest in accordance with Section 3.5.

5.2           Payment of Termination Benefit. The Termination Benefit shall be paid in accordance with the installment payment method previously elected by the Participant in accordance with Section 3.3 or, if no election of an installment method was timely made, in a lump sum, with the portion of such Termination Benefit yet to be distributed being credited with interest in accordance with Section 3.5. The lump sum payment shall be made, or installment payments shall commence, no later than 60 days after the Participant’s Separation from Service; provided, however, that if a Participant changes the payment method for the Termination Benefit in accordance with Section 3.3, the payment date shall be determined in accordance with Section 3.3. Despite the foregoing, if the Participant’s Account Balance at the time of his or her Separation from Service is less than $50,000, payment of the Termination Benefit will be made in a lump sum no later than 60 days after Separation from Service, provided that such distribution may be made without violating Section 409A of the Code. In addition, notwithstanding anything in the Plan to the contrary and to the extent required under Section 409A, the distribution of a Termination Benefit to a Participant who is a Key Employee shall not be made or commenced before the date which is six months and one day after the Participant’s Separation from Service (or, if earlier, the Participant’s death) if any stock of the Company (or any affiliate of the Company which would be treated as a “single employer” with the Company for purposes of Section 409A of the Code) is publicly traded on an established securities market or otherwise at such time. If a delay in the commencement of installment payments is required under the preceding sentence, the suspended installments shall be paid on the first business day following the expiration of the six-month period.

ARTICLE 6

Death Benefit

6.1           Death Prior to Distribution of Account Balance. If a Participant dies before or after Separation from Service, the Participant’s unpaid Account Balance shall be paid to the Participant’s Beneficiary in a lump sum no later than 90 days following the date of death. The Committee may require suitable proof of death as a condition of payment.

ARTICLE 7

Disability

7.1           General. If the Committee determines that the Participant has incurred a Disability, the Participant’s outstanding deferral elections shall be cancelled and the Participant’s unpaid Account Balance shall be paid to the Participant or the Participant’s legal representative in a lump sum no later than 60 days after the date of Disability. If the Participant returns to employment or service as a director with an Employer after a Disability ceases, the Participant’s ability to make a deferral election following a cancellation of a deferral election under this Section 7.1 shall be subject to the provisions governing initial deferral elections under Section 3.2.

ARTICLE 8

Beneficiary Designation

8.1           Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary (both primary as well as contingent) to receive any benefits payable under the Plan to a Beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

8.2           Beneficiary Designation; Change; Spousal Consent. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Committee’s rules and procedures, as in effect from time to time. Where required by law or by the Committee, in its sole and absolute discretion, if the Participant names someone other than his or her spouse as a Beneficiary, a spousal consent, in the form designated by the Committee, must be signed by that Participant’s spouse and returned to the committee. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designation previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

8.3           Acknowledgement. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Committee or its designated agent.

8.4           No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in this Article 8 or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan shall be paid to the Participant’s issue upon the principle of representation and if there is no such issue, to the Participant’s estate.

8.5           Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its sole and absolute discretion, to cause the Participant’s Employer to withhold such payments until this matter is resolved to the Committee’s satisfaction.

8.6           Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant’s Plan Agreement shall terminate upon such full payment of benefits.

ARTICLE 9

Termination, Amendment, or Modification

9.1           Termination. Any Employer reserves the right to terminate the Plan at any time with respect to Participants employed by the Employer. No distributions shall be made prior to the date or dates otherwise provided under the Plan unless earlier distribution is permitted under Code Section 409A. The Company shall have discretion to terminate the Plan and make distributions upon termination to the maximum extent permitted under Code Section 409A.

9.2           Amendment. Any Employer may, at any time, amend or modify the Plan in whole or in part with respect to that Employer; provided, however, that no amendment or modification shall be effective to decrease a Participant’s Account Balance at the time of such amendment. Notwithstanding the foregoing, the Employer may amend the Plan at any time to comply with the provisions of Code Section 409A with respect to any benefits or payments under the Plan.

9.3           Effect of Payment. The full payment of the applicable benefit under the Plan shall completely discharge all obligations to a Participant under this Plan and the Participant’s Plan Agreement shall terminate.

ARTICLE 10

Administration

10.1         Committee Duties. This Plan shall be administered by a Committee, to be known as the Cubic Corporation Deferred Compensation Plan Committee, which shall consist of individuals approved by the Board, or, after the occurrence of a Change in Control, a third party who, before the occurrence of such Change in Control, was appointed by the then CEO to act as the Plan Administrator in the event of a Change in Control, and accepted such appointment. Members of the Committee may be Participants under this Plan. The Committee shall also have the discretion and authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide on resolve any and all questions, including but not limited to, interpretations of this Plan and entitlement to or amount of benefits under this Plan, as may arise in connection with the Plan. Any Committee member must recuse himself or herself on any matter of personal interest to such member that comes before the Committee.

10.2         Agents. In the administration of this Plan, the Committee may, from time to time, and at the expense of the Company, employ agents and delegate to them such administrative duties as it sees fit and may from time to time consult with counsel who may be counsel to any Employer.

10.3         Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

10.4         Indemnity of Committee. All Employers shall indemnify and hold harmless the members of the Committee against any and all claims, losses, damages, expenses, or liabilities, including attorneys’ fees, arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct by the Committee or any of its members.

10.5         Employer Information. To enable the Committee to perform its functions, each Employer shall supply full and timely information to the Committee on all matters relating to the compensation of its Participants, the date and circumstances of the Disability, death or Separation from Service of its Participants, and such other pertinent information as the Committee may reasonably require.

ARTICLE 11

Claims Procedure

11.1         Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. The claim must state with particularity the determination desired by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

11.2         Notification of Decision. If the claim is approved, prompt written notice to the Claimant shall be given.

In the event a Claimant’s claim for benefits is denied in whole or in part, the Committee shall notify the Claimant of such denial in writing and shall advise the Claimant of the right to a review thereof. Such written notice shall set forth, in a manner calculated to be understood by the Claimant,

(a)           specific reasons for the denial,

(b)           specific references to the Plan provisions on which the denial is based,

(c)           a description of any information or material necessary for the applicant to perfect the application, including an explanation of why such material is necessary, and

(d)           an explanation of the Plan’s claims review procedure, the time limits applicable under the procedures and a statement regarding the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on appeal.

Such written notice shall be given to the applicant within 90 days after the Committee receives the application, unless special circumstances require an extension of time of up to an additional 90 days for processing the application. If such an extension of time for processing is required, written notice of the extension shall be furnished to the applicant prior to the termination of the initial 90-day period. This notice of extension shall indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render its decision on the application for benefits.

11.3         Requests for a Review of a Denied Claim. Any person whose claim is denied in whole or in part, or such person’s authorized representative, may appeal from such denial by submitting to the Committee a request for a review of the application within 60 days after receiving written notice of such denial from the Committee. The request for a review shall be in writing and shall set forth all of the grounds on which it is based, all facts and documents in support of the request and any other matters which the applicant deems pertinent. The Committee may require the applicant to submit such additional facts, documents or other material as it may deem necessary or appropriate in making its review. The Claimant may submit written comments, documents, records and other information related to the benefit claim on appeal. The Claimant must be provided, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claim. A document is considered relevant to the claim if it (i) was relied upon in making the determination on the claim; (ii) was submitted, considered or generated in the course of making the determination, without regard as to whether it was relied upon in making the decision; or (iii) demonstrates compliance in making the decision on the claim with the requirement that the determination must follow the terms of the Plan and be consistent when applied to similarly situated claimants.

11.4         Decision on Review. The Committee on appeal must undertake a full and fair review of the claim and consider all comments, documents, records and other information submitted by the Claimant, without regard to whether such information was submitted or considered in the initial claim determination. The Committee shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require an extension of time of up to an additional 60 days for processing the request. If such an extension is required, written notice of the extension shall be furnished to the applicant prior to the end of the initial 60-day period. This notice of extension shall indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render its decision on the application for benefits. If an extension of time is required due to the claimant’s failure to submit information necessary to review the claim, the period of time that the Committee has to review the claim will be tolled from the date on which the notice of extension is sent to the claimant until the date on which the claimant responds to the request for additional information.

Within the time prescribed above, the Committee shall give written notice of its decision to the Claimant and the Company. In the event that the Committee confirms the denial of the claim in whole or in part, such notice shall set forth, in a manner calculated to be understood by the Claimant:

(a)           specific reasons for the denial;

(b)           specific reference(s) to the pertinent Plan provisions upon which the decision was based;

(c)           a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the benefit claim. A document is considered relevant to the claim if it (i) was relied upon in making the benefit determination; (ii) was submitted, considered or generated in the course of making the benefit determination, without regard as to whether it was relied upon in making the decision; or (iii) demonstrates compliance in making the benefit decision with the requirement that the benefit determination must follow the terms of the Plan and be consistent when applied to similarly situated claimants, and

(d)           a description of any voluntary appeal procedures offered under the Plan, the claimant’s right to obtain information about such procedures and a statement regarding the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on appeal.

If the Committee is a committee or board that holds regularly scheduled meetings at least quarterly, the determination on appeal must be made no later than the date of the meeting that immediately follows the Plan’s receipt of the appeal request. However, if the appeal is received within 30 days before the date of the meeting, the determination must be made by the date of the second meeting that immediately follows the Plan’s receipt of the appeal request. If an extension of the time period for processing the claim is needed, the determination must be made by the date of the third meeting following the Plan’s receipt of the appeal request. If such an extension for review is required, written notice of the extension shall be furnished to the applicant before the commencement of the extension. This notice of extension shall indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render its decision on the claim. The Committee must provide the notice of determination on appeal to the Claimant as soon as possible, but no later than 5 days after the determination is made.

In the event that the Committee determines that the claim should not have been denied in whole or in part, the Company shall take appropriate remedial action as soon as reasonably practicable after receiving notice of the Committee’s decision.

11.5         Rules and Procedures. The Committee may establish such rules and procedures, consistent with the Plan and with ERISA, as it may deem necessary or appropriate in carrying out its responsibilities under this Article 11. The Committee may require a Claimant who wishes to submit additional information in connection with an appeal from the denial of a claim in whole or in part to do so at the Claimant’s own expense.

11.6         Exhaustion of Remedies. No legal action for benefits under the Plan shall be brought unless and until the Claimant (i) has submitted a written claim for benefits in accordance with Section 11.1; (ii) has been notified by the Committee that the application is denied; (iii) has filed a written request for a review of the application in accordance with Section 11.3; and (iv) has been notified in writing that the Committee has affirmed the denial of the claim. However, an action may not be brought by the Claimant under Section 502(a) of ERISA if the Claimant fails to bring such claim within the period prescribed by law, or to the extent the Claimant has agreed to binding arbitration, as provided in Section 11.7.

11.7         Optional Arbitration. Any claim or controversy between the parties arising out of, connected with, or related to the formation, interpretation, performance, or breach of any provision of this Plan shall, at the option of the Claimant, be submitted to and resolved exclusively by expedited arbitration by a single arbitrator in accordance with the following procedures:

(a)           In the event of a claim or controversy subject to this arbitration provision, the complaining party shall promptly send written notice to the other party identifying the matter in dispute and the proposed remedy. Following the giving of such notice, the parties shall meet and attempt in good faith to resolve the matter. In the event the parties are unable to resolve the matter within 21 days, the parties shall meet and attempt in good faith to select a single arbitrator acceptable to both parties. If a single arbitrator is selected, the arbitrator shall proceed in accordance with the Rules of the American Arbitration Association (“AAA”) for Employment Disputes. If a single arbitrator is not selected by mutual consent within 31 days following the giving of the written notice of dispute, either party may file a Demand for Arbitration with the AAA pursuant to its Rules for Employment Disputes.

(b)           Unless the parties agree otherwise, within 60 days of the selection of the arbitrator, a hearing shall be conducted before such arbitrator at a time and a place in San Diego County agreed upon by the parties. In the event the parties are unable to agree upon the time or place of the arbitration, the time and place within San Diego County shall be designated by the arbitrator after consultation with the parties. Within 30 days of the conclusion of the arbitration hearing, the arbitrator shall issue an award, accompanied by a reasoned written decision explaining the basis for the arbitrator’s award.

(c)           In any arbitration hereunder, the Company shall pay all administrative fees of the arbitration and all fees of the arbitrator, except that the Participant or Beneficiary may, if he wishes, pay up to one-half of those amounts. Each party shall pay its own attorneys’ fees, costs, and expenses, unless the arbitrator orders otherwise. The prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses, and attorneys’ fees. The arbitrator shall have no authority to add to or to modify this Plan, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that it would be entitled to summary judgment if the matter had been pursued in court litigation. The parties shall be entitled to reasonable discovery subject to the discretion of the arbitrator.

(d)           The decision of the arbitrator shall be final, binding, and non-appealable, and may be enforced as a final judgment in any court of competent jurisdiction.

(e)           This arbitration provision of the Plan shall extend to claims against any parent, subsidiary, or affiliate of each party, and, when acting within such capacity, any officer, director, shareholder, Participant, Beneficiary, or agent of each party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law or under this Plan.

(f)            Notwithstanding the foregoing, and unless otherwise agreed between the parties, either party may, in an appropriate matter, apply to a court for provisional relief, including a temporary restraining order or preliminary injunction, on the ground that the arbitration award to which the applicant may be entitled may be rendered ineffectual without provisional relief.

(g)           Any arbitration hereunder shall be conducted in accordance with the employment rules and procedures of the AAA then in effect; provided, however, that, in the even of any inconsistency between the rules and procedures of the AAA and the terms of this Plan, the terms of this Plan shall prevail.

(h)           If any of the provisions of this Section 11.7 are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Section 11.7, and this Section 11.7 shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that the provisions of this Section 11.7 are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

ARTICLE 12

Miscellaneous

12.1         Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable right, interest or claim in any property or assets of an Employer. Any and all of an Employer’s assets shall be, and remain, the general, un-pledged, and unrestricted assets of the Employer. An Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future and the sole interest of a Participant and a Participant’s beneficiaries shall be as a general creditor of the Company and any Employer.

12.2         Employer’s Liability. An Employer’s liability for the payment of benefits shall be defined only by the Plan. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan.

12.3         Non-Assignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate, or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be un-assignable and non-transferable. No part of the amounts payable shall, prior to actual payments be subject to seizure or sequestration for the payment of any debts, judgments, alimony, or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

12.4         Coordination with Other Benefits. The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant’s Employer. The Plan shall supplement and shall not supersede, modify, or amend any other such plan or program except as may otherwise be expressly provided.

12.5         Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, with or without cause, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer, either as an employee or a director, or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

12.6         Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

12.7         Terms. Whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. The masculine pronoun shall be deemed to include the feminine and vice versa, unless the context clearly indicates otherwise.

12.8         Captions. The captions of the articles, sections, and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

12.9         Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the laws of the State of California.

12.10       Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail to:

CUBIC CORPORATION
9333 BALBOA AVENUE
SAN DIEGO, CA 92123
ATTN:  VICE PRESIDENT, HUMAN RESOURCES

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by First Class United States mail, to the last known address of the Participant.

12.11       Successors. The provisions of this Plan shall bind and inure to the benefit of the Participant’s Employer and its successors and assigns and the Participant, the Participant’s Beneficiaries, and their permitted successors and assigns.

12.12       Spouse’s Interest. A Participant’s Beneficiary designation shall be deemed automatically revoked if the Participant names a spouse as Beneficiary and the marriage is later dissolved or the spouse dies. Without limiting the generality of the foregoing, the interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant or whose marriage with the Participant has been dissolved shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

12.13       Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

12.14       Incompetent. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative, or person having the care and custody of such minor, incompetent, or incapable person. The Committee may require proof of minority, in competency, incapacity, or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

12.15       Court Order. The Committee is authorized to make any payments as may be necessary to fulfill a domestic relations order (as defined in Section 414(p)(1)(B) of the Code) in any action in which the Plan or Committee has been named as a party.

12.16       Effect on Employee Benefits. Amounts deferred under this Plan or distributed to the terms of this Plan are not taken into account in the calculation of an Employee’s benefits under any employee pension or welfare benefit program or under any other compensation practice maintained by the Company, except to the extent provided in such program or practice.

12.17       Legal Fees to Enforce Rights Upon a Change in Control. The Company is aware that upon the occurrence of a Change in Control, the Board (which might then be composed of new members) or a shareholder of the Company, or of any successor corporation might then cause or attempt to cause the Company or such successor to refuse to comply with its obligations under the Plan and might cause or attempt to cause the Company to institute, or may institute, litigation seeking to deny Participant’s the benefits intended under the Plan. In these circumstances, the purpose of the Plan could be frustrated. Accordingly, if, following a Change in Control, it should appear to any Participant that the Company or any successor has failed to comply with the provisions of the Plan or any other person takes any action to declare the Plan void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from any Participant the benefits intended to be provided, then the Company irrevocably authorizes such Participant to retain legal counsel at the Company’s expense in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, shareholder or other person affiliated with the Company or any successor thereto in any jurisdiction.

12.18       Code Section 409A. Notwithstanding any provision of the Plan to the contrary, no distributions shall be made under the Plan earlier than permitted under the requirements of Code Section 409A, and no elections to defer Compensation, or to change the time or form of distribution, shall be permitted unless in accordance with the requirements of Code Section 409A.

IN WITNESS WHEREOF, the Company has signed this Plan Document as of February 26, 2008.

CUBIC CORPORATION,

a Delaware corporation

By:	/s/ William Hoese

Title:	Vice President, General Counsel & Corporate Secretary

APPENDIX A

LIMITED TRANSITION RELIEF FOR DISTRIBUTION ELECTIONS MADE AVAILABLE IN ACCORDANCE WITH NOTICES 2006-79, 2007-86 AND SUBSEQUENT GUIDANCE

The capitalized terms below shall have the same meaning as provided in Article 1 of the Plan.

Opportunity to Make New (or Revise Existing) Distribution Elections.

Notwithstanding the required deadlines for the submission of distribution elections under the Plan, the Committee may, to the extent permitted by Notice 2006-79, provide a limited period in which Participants may make new distribution elections, or revise existing distribution elections, with respect to amounts subject to the terms of the Plan, by submitting an Election Form on or before the deadline established by the Committee, which for amounts that would otherwise be paid to the Participant in 2008 shall in no event be later than December 31, 2007. If any distribution election submitted by a Participant in accordance with this paragraph either (a) relates to an amount that would otherwise be paid to the Participant in 2007, or (b) would cause an amount to be paid to the Participant in 2007, such election shall not be effective.

In addition, notwithstanding the required deadlines for the submission of distribution elections under the Plan, the Committee may, to the extent permitted by Notice 2007-86, provide a limited period in which Participants may make new distribution elections, or revise existing distribution elections, with respect to amounts subject to the terms of the Plan, by submitting an Election Form on or before the deadline established by the Committee, which for amounts that would otherwise be paid to the Participant after 2008 shall in no event be later than December 31, 2008. If any distribution election submitted by a Participant in accordance with this paragraph either (a) relates to an amount that would otherwise be paid to the Participant in 2008, or (b) would cause an amount to be paid to the Participant in 2008, such election shall not be effective.

Any distribution election(s) made by a Participant, and accepted by the Committee, in accordance with this Appendix A shall not be treated as a change in either the form or timing of a Participant’s benefit payment for purposes of Code Section 409A or the Plan.

The Committee may provide further transition relief for new distribution elections and changes in existing distribution elections with respect to amounts subject to the terms of the Plan to the extent permitted in future Treasury Department or Internal Revenue Service guidance.